Exhibit 23.4

CONSENT OF QUALIFIED PERSON

I, Mr. Donald Doe, in connection with the Annual Report on Form 10-K for the year ended December 31, 2025 and exhibits thereto (collectively, the Form 10-K), consent to:

•the incorporation by reference and use of the Technical Report Summary for the Nevada Gold Mines operation (the “Incorporated by Reference Technical Report Summary” );
•the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K and the Technical Report Summary; and
•the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K.

I am the qualified person responsible for authoring for the Incorporated by Reference Technical Report Summary.

I also consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-238048, 333-124653, 333-171298, 333-188128, 333-214662), Form S-3 (No.333-281026), and Form S-4 (No.333-281025) of Newmont Corporation of the above items as included in the Form 10-K.

Dated February 19, 2026

/s/ Donald Doe
Name:	Donald Doe, RM SME
Title:	Reserves Contractor Newmont Corporation